Exhibit 10.8

QUALITY ASSURANCE AGREEMENT
THIS QUALITY ASSURANCE AGREEMENT (this “Agreement”) is entered into and made effective this _4th    day of _May __, 2015 (the “Effective Date”) by and between Silk Road Medical (collectively “Silk Road Medical”) and Accellent, Inc. d/b/a Lake Region Medical and affiliates (“Lake Region”).
WHEREAS, Silk Road Medical and Lake Region desire to address quality assurance issues relating to the design, manufacture, regulatory responsibility, sale and non-exclusive distribution of certain products, which Silk Road Medical may purchase from Lake Region (the “Product” or the “Products”) as set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and for other good and valuable consideration of which receipt is acknowledged, the parties agree as follows:
1.APPLICATION.
1.1    MATTERS NOT COVERED IN THE SPECIFICATION. For the purposes of this Agreement, Products and Specifications are set forth in Exhibit A attached to this Agreement. Purchase Orders for the non-exclusive sale and distribution of the Products under this Agreement will be made on Silk Road Medical’s standard purchase order form. Lake Region shall acknowledge the purchase orders by sending Silk Road Medical its standard order acknowledgement form. If there are any differences or inconsistencies between the terms of the purchase order and the terms of this Agreement, or additional duties on, or liabilities to Lake Region, the terms of this Agreement shall govern and any such duties or liabilities shall be inapplicable. In the event that an issue should arise which is not contemplated by either this Agreement or the purchase order, or the order acknowledgement form, the parties agree that they will attempt to resolve the matter by mutual agreement. Any such subsequent agreement, which shall be in writing and signed by all of the parties hereto, shall automatically become part of this Agreement. Such agreement shall be appended to this Agreement and made part of it for future reference.
1.2    CHANGE OF EACH ITEM. Lake Region agrees to notify and seek approval in advance from Silk Road Medical of any changes to material type or manufacturing site; and any significant changes to product specifications, production process or equipment, quality assurance procedures or sources of materials. Significant changes are defined as those which have the potential to affect the performance, safety, effectiveness or regulatory compliance of the Products supplied non-exclusively to Silk Road Medical.
1.3    SHIPMENTS. Each shipment of Products to Silk Road Medical will be accompanied by a Certificate of Conformance to ensure that Lake Region has complied with the specifications. At a minimum, the Certificate of Conformance will contain for each Product shipped: Part number, Lot number, Description, Quantity, and Purchase Order number. Silk Road Medical will notify Lake Region within thirty (30) days after receipt of the Products if any of the Products fail to meet Specifications. Lake Region may, at its option and at its expense, reinspect the Product at Silk Road Medical’s premises or perform the reinspection at its own facilities. Silk Road Medical will return and Lake Region will promptly replace the Products, which, upon reinspection by Lake Region, fail to meet specifications.
1.4    PACKAGING. The Products will be suitably packed for transit.
1.5    LABELING. Lake Region Medical is responsible for Product user information and labeling format, with assistance from Silk Road Medical regarding branding and format. Lake Region is responsible for procuring, printing and variable content accuracy for each lot of Product produced, labeled and shipped. User information and the labeling shall correspond with applicable laws and requirements. Lake Region Medical shall be solely responsible for all final decisions relating to user information and labeling of US Products. Silk Road Medical shall be solely responsible for all final decisions relating to user information and labeling of EU Products. The regulatory process owner (either Lake Region Medical or Silk Road Medical) shall be solely responsible for all final decisions relating to user information and labeling of all other worldwide regions.
1.6    TRACEABILITY. Lake Region will maintain traceability to the raw material lots used in the fabrication of the Product for a minimum period of 25 years. Lake Region will retain Device History Records for a minimum period of 25 years.
1.7    RAW MATERIALS. The Products listed in Exhibit A do not contain materials derived from animal or human tissue or medical substances that do not meet the EU inactivation requirements.
2.    CONFIDENTIAL INFORMATION.
The parties acknowledge that before and during the Term, the parties have provided and will continue to provide the other with certain proprietary and confidential information, including, without limitation, prices, data, designs, plans, drawings, technical information, marketing strategies and competitive information (“Confidential Information”). Each agrees that it will not, during the Term, or after, for any reason, publish or disclose to any third party, without the advance, express written authorization from the other party, any such Confidential Information, nor, except to the extent such Confidential Information is necessary in performance of this Agreement, will it use such Confidential Information. Confidential Information does not include information which was known to the receiving party prior to receipt from the disclosing party or was independently developed by receiving party without access to the disclosing party’s information, or has become part of the public domain, or was obtained by the receiving party from a third party under no obligation of confidentiality to the disclosing party. The requirements of this section terminate five (5) years after the termination or expiration of this Agreement or any renewal of this Agreement. Upon termination or expiration of this Agreement, and upon request of the other party, all materials and copies of Confidential Information shall be immediately returned to the other party, except that the receiving party may retain one archival copy for purposes of monitoring compliance of this Agreement.

3.    COMPLAINTS / FAILURE ANALYSIS.
Lake Region will be the responsible legal manufacturer in the United States and will file all reports required by FDA’s Medical Device Reporting (“MDR”). Lake Region will have primary responsibility for managing all US originating complaints using the Lake Region Medical complaint management process.
Silk Road Medical will be the responsible legal Manufacturer in the European Union and will file all reports required by Medical Device Directive’s Vigilance Reporting regulations. Silk Road Medical shall contract with an European Authorized Representative as listed on the Product labeling. Silk Road Medical will have primary responsibility for managing all EU originating complaints using the Silk Road Medical complaint management process.
The regulatory process owner for all other regions of the world shall be mutually agreed in writing and shall be responsible for medical device reporting and complaint management for other worldwide regions.
Silk Road Medical will maintain and manage a file of all complaints received by Silk Road Medical with respect to the Products. Upon Silk Road Medical’s receipt of any Silk Road Medical complaint alleging that any Product is defective, Silk Road Medical will promptly send to Lake Region’s complaint analysis department a copy of such complaint. If the allegedly defective Product is returned to Silk Road Medical by its customer, Silk Road Medical will perform an initial internal failure analysis and, if a preliminary determination is made that the defect is possibly related to the device, may thereafter notify and forward the allegedly defective Product to Lake Region’s complaint analysis department and require Lake Region to perform an independent failure analysis of the returned Product(s).
Lake Region and Silk Road Medical will cooperate with each other in investigating complaints, sharing information and submitting any report required including providing duplicate copies of all such failure analysis reports along with full and complete information on the failure. If Silk Road Medical provides either allegedly defective Products or samples of Products suspected to have problems or defects, Lake Region shall, upon written request, return such Products to Silk Road Medical after Lake Region has performed the necessary analysis. Lake Region may, at its option and at its expense reinspect any unused Product believed to be defective or non-compliant at Silk Road Medical’s premises or perform the reinspection at its own facilities. Silk Road Medical will return and Lake Region will promptly replace the Products, which, upon reinspection by Lake Region, fail to meet Specifications.
4.    QUALITY SURVEYS / ON-SITE AUDITS.
Lake Region will allow Silk Road Medical to perform reasonable quality assurance inspections and audits of non-proprietary areas of Lake Region’s facility, but no more than two (2) per year, during regular business hours and upon reasonable advance written notice to Lake Region. Any inspector who performs such inspection or audits must sign a Lake Region confidentiality agreement prior to being admitted on Lake Region’s premises or reviewing any of Lake Region’s documentation or property. Lake Region will use commercially reasonable efforts to cooperate with Silk Road Medical’s inspector and will provide Silk Road Medical access to Lake Region’s non-proprietary documents that are reasonably required by Silk Road Medical to properly perform any such inspection or audit. In the event that any regulatory authority with legal responsibility for the Product is required to perform an unannounced audit access shall be granted.
5.    REGULATORY.
LAKE REGION agrees to comply with the current revisions of:
◦USA 21 CFR 820 Quality System Regulations
◦ISO 13485
LAKE REGION will obtain and maintain product regulatory clearances in the USA, including FDA 510k clearance. SILK ROAD MEDICAL will obtain and maintain product regulatory clearances in the EU, including EU CE mark. Responsibility for required regulatory clearances in any other territories shall be mutually agreed in writing. LAKE REGION shall be responsible for all activities required of the legal Manufacturer in the USA and Contract Manufacturer in the European Union. Silk Road Medical shall be responsible for all activities required of the legal Manufacturer in the European Union.
LAKE REGION will notify Silk Road Medical in a timely manner if there is a change in status of its quality or product certifications.
LAKE REGION agrees that Silk Road Medical and entities with regulatory oversight of Silk Road Medical’s products (e.g., EU Notified Body, EU Competent Authority, or US FDA) may examine the non-proprietary portions of the technical documentation associated with the Product, and may audit the non-proprietary portions of LAKE REGION and its subcontractor’s manufacturing facilities, with reasonable notification and justification per Section 4 of this Agreement.

The following table identifies primary record responsibilities associated specifically with the Product. Retention periods for the documents will be per the respective quality record procedures.

ASPECT	Lake Region	Silk Road Medical
Technical Records	✓	✓
Design Specifications	✓	✓
Material / Component Records	✓
Lot History Records pre-sterile	✓
Lot History Records post-sterile	✓
Manufacturing Process and Instructions	✓
Sterilization Process and Records	✓
In-Process and Final Product Test Records pre-sterile	✓
In-Process and Final Product Test	✓
Records post-sterile
Subcontractors of Silk Road Medical		✓
Subcontractors of Lake Region	✓
USA 510k clearances	✓
EU Technical File		✓
Silk Road Medical Shipment Records		✓
Product and Label Specifications	✓	✓
6.    WARRANTIES.
6.1    QUALITY SYSTEM REGULATION. Lake Region warrants that it will manufacture the Product in accordance with current Quality System Regulations (“QSR”) for medical devices as mandated by the FDA and in compliance with International Standard ISO 13485 and with any and all other applicable federal, state and local laws, rules, and regulations.
6.2    SPECIFICATIONS. Lake Region warrants that the Product will be manufactured in conformance with the specifications and shall be free from defects in materials and workmanship during the Warranty Period only. During the Warranty Period only, Lake Region will replace or issue a credit for any Product found to be defective if such defective condition has been caused solely and directly by Lake Region’s failure to meet specifications and was not the result of misuse, reuse, or reprocessing of the Product or any other negligence by Silk Road Medical or any third party. The “Warranty Period” is thirty-six (36) months from the date of shipment of each Product to Silk Road Medical for single-pack sterile Product. The parties acknowledge and agree that the replacement of or credit for defective Product is Silk Road Medical’s exclusive remedy under this Agreement for breach of Lake Region’s warranties in this Article 6.

6.3    ADULTERATION OR MISBRANDING. Lake Region warrants that the Product is not adulterated or misbranded within the meaning of the Food, Drug and Cosmetic Act.
6.4    DISCLAIMER OF WARRANTIES. LAKE REGION DISCLAIMS THE MAKING OF ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, IN PARTICULAR ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE OR USE, OR OF NON-INFRINGEMENT OF PATENTS OR ANY OTHER INTELLECTUAL PROPERTY WITH RESPECT TO THE PRODUCTS, EXCEPT AS SPECIFICALLY MADE ABOVE.
7.    TRADEMARKS.
Silk Road Medical shall acquire no right, title or interest in Lake Region’s trademarks, other than as expressly set forth herein, and Silk Road Medical shall not use any Lake Region trademarks as part of Silk Road Medical’s corporate name or tradename or permit any third party to do so without the prior written consent of Lake Region. Silk Road Medical acknowledges Lake Region’s proprietary rights in and to Lake Region’s trademarks, and Silk Road Medical waives in favor of Lake Region all rights to any trademarks, tradenames and logo types now or hereafter originated by Lake Region. Silk Road Medical shall not adopt, use or register any words, phrases or symbols, which are identical to or confusingly similar to any of Lake Region’s trademarks. Upon termination of this Agreement, Silk Road Medical shall cease using any Lake Region trademarks.
8.    COMMERCIAL POLICY.
Silk Road Medical shall, in performing its obligations under this Agreement, comply with all applicable existing and future laws, regulations, and acts of any applicable government, including the United States and with the highest ethical standards of business conduct, including without limitation the United States Foreign Corrupt Practices Act of 1977 as amended and the Anti-Boycott Laws, including without limitation the Export Administration Act (“EAA”), Export Administration Regulations (15 CFR Parts 730-773) (“EAR”) and the Ribicoff Amendment to the 1976 Tax Reform Act (“TRA”). Further, Silk Road Medical shall take no action on behalf of Lake Region, which would cause Lake Region to be in violation of applicable law. Specifically, Silk Road Medical agrees not to make, directly or indirectly, any offer, payment, promise to pay or authorization of the payment of any money, gift or other thing of value to any person who is an official, agent, employee or representative of any government (including any employee of any state-owned hospital or other state-owned enterprise), including the United States or of any ministry, agency, office, department or other instrumentality thereof, for the purpose of obtaining or retaining any business or securing any other business or regulatory advantage of any kind whatsoever for or on behalf of itself or for or on behalf of Lake Region.
9.    RECALLS.
If either Silk Road Medical or Lake Region is required by any regulatory agency, or Silk Road Medical determines, after consultation with Lake Region and based on its good faith and independent reasonable business judgment, to recall any of the Products, the non-recalling party will cooperate and assist in locating and retrieving the Products to be recalled and providing applicable documentation to the recalling party as reasonably necessary. In the event such recall is directly and solely due to Lake Region’s failure to meet Specifications and not due to misuse, reuse or reprocessing of the Product or other negligence by Silk Road Medical or any third party, Lake Region shall replace or issue a credit for any such defective Product.
10.    INDEMNIFICATION / LIMITATION OF LIABILITY / INSURANCE.
10.1    PRODUCT INDEMNIFICATION. Silk Road Medical will defend, indemnify, and hold Lake Region harmless from and against any and all liabilities, claims and demands for injury to or death of persons or damage to property arising out of or in connection with the sale, use or application of any Product
10.2    LIMITATION OF LIABILITY. IN NO EVENT WILL SILK ROAD MEDICAL OR LAKE REGION BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES ARISING OUT OF ITS PERFORMANCE OR NONPERFORMANCE OF THIS AGREEMENT, EXCEPT FOR DAMAGES THAT RESULT FROM A BREACH OF ARTICLE 2 ABOVE OR AS EXPRESSLY STATED TO THE CONTRARY IN THIS AGREEMENT.
10.3    PRODUCT LIABILITY INSURANCE. Each party will, during the Term, the Renewal Tenn, if any, and for six (6) years thereafter maintain product liability insurance coverage in the minimum amount of One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate and provide the other party a copy of the certificate evidencing such coverage.
11.    TERM.
11.1    This Agreement shall be effective for three (3) years, commencing on the Effective Date (the “Term”).
11.2    The term is automatically renewed for one additional one (1) year period, unless either party gives the other written notice that it will not renew, such notice to be given at least 90 days prior to the expiration of the Term.
12.    TERMINATION.
12.1    This Agreement may be terminated by either party if:
(a)    the other party is in material breach of any material term or obligation of this Agreement and such material breach is not cured within sixty (60) days after receipt of written notice of such material breach from the terminating party; or
(b)    the other party is adjudicated insolvent, has a receiver of its assets or property appointed, or files or has filed against it a petition in bankruptcy and such breach is not cured within sixty (60) days of such event; or

(c)    the other party ceases or threatens to cease to carry on all or any substantial part of its business that is relevant to this Agreement.
12.2    The parties’ obligations pursuant to Articles 2, 6, 7, 8, 9, 10, I 3, and 17 shall survive termination or expiration of this Agreement.
12.3    Any termination shall be without prejudice to any other right or remedy afforded to either party under this Agreement and will not affect any rights or obligations, which have arisen prior to the date of such termination.
13.    DISPUTE RESOLUTION AND GOVERNING LAW.
13.1    The parties agree to attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations as follows:
(a)    Either party may give the other party written notice of any dispute not resolved in the normal course of business. Executives of each of the parties will meet at a mutually acceptable time and place within thirty (30) days after delivery of the notice, and thereafter for as long as they reasonably deem necessary. The purpose of this meeting is for the executives to exchange relevant information and to attempt to resolve the dispute.
(b)    If the matter has not been resolved by the executives within forty-five (45) days of the notice, or if the parties fail to meet within the thirty (30) day period, the dispute will be resolved by arbitration as set forth below.
13.2    Any controversy or claim arising out of or relating to this Agreement or the validity, inducement, enforcement, or breach thereof, which is not resolved as set forth in Section 13.1 shall be resolved by binding arbitration before a single arbitrator in accordance with the International Arbitration Rules of the American Arbitration Association (“AAA”) then pertaining, except where those rules conflict with this provision, in which case this provision controls. The parties hereby consent to the jurisdiction of the federal district court for the district in which the arbitration is held for the enforcement of this provision and the entry of judgment on any award rendered hereunder. Should such court for any reason lack jurisdiction, any court with jurisdiction shall enforce this clause and enter judgment on any award. The arbitrator shall be an attorney who has at least 15 years of experience with a law firm or corporate law department of over 10 lawyers or was a judge of a court of general jurisdiction. The arbitration shall be held in Minneapolis, Minnesota and in rendering the award the arbitrator must apply the substantive law of Minnesota (except where that law conflicts with this clause), except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. The arbitrator shall be neutral, independent, disinterested, impartial and shall abide by The Code of Ethics for Arbitrators in Commercial Disputes approved by the AAA. Within 45 days of initiation of arbitration, the parties shall reach agreement upon and thereafter follow procedures assuring that the arbitration will be concluded and the award rendered within no more than eight months from selection of the arbitrator. Failing such agreement, the AAA will design and the parties will follow procedures that meet such a time schedule. Each party has the right before or, if the arbitrator cannot hear the matter within an acceptable period, during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration. THE ARBITRATOR SHALL NOT AWARD ANY PARTY PUNITIVE, EXEMPLARY, MULTIPLIED OR CONSEQUENTIAL DAMAGES, AND EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO SEEK SUCH DAMAGES. NO PARTY MAY SEEK OR OBTAIN PREJUDGMENT INTEREST OR ATTORNEYS’ FEES OR COSTS.
13.3    This Agreement shall be governed by, and interpreted and construed in accordance with the laws of the State of Minnesota, USA, excluding: (a) the conflict of law provisions now or hereafter in force; and (b) the provisions of the United Nations Convention on Contracts for the International Sale of Goods dated April 11, 1980.
14.    ASSIGNMENT.
Neither party may transfer or assign this Agreement or any of their respective rights or obligations hereunder to any third party, either directly or by operation of law, without the prior written consent of the other party, which consent will not be unreasonably withheld, except that no consent will be required if either party:
(a)    assigns this Agreement to its parent or affiliate, a successor to all or substantially all of its business; or
(b)    transfers this Agreement by operation of law as part of a sale of its stock or a merger, consolidation or restructuring.
15.    FORCE MAJEURE.
Neither party will be deemed to be in default or to be liable to the other party for any delay in performance or for non-performance caused by circumstances beyond the reasonable control of such party including, but not limited to, acts of God, explosion, fire, flood, war, whether declared or not, accident, strike or other labor disturbance, sabotage, order or decree of any court or action of any governmental authority or other causes whether similar or dissimilar to those specified.
16.    NOTICES.
Any notice to be given pursuant to this Agreement must be in writing and sent by certified or registered mail, return receipt requested, postage prepaid, by Federal Express or any other overnight mail, or by facsimile communication to the other party at the following addresses (or as such other address as either party may designate with notice to be effective as of the time received):

If to Silk Road Medical:	Attention: Ric Ruedy
Executive Vice-President, RA/CA/QA
Silk Road Medical, Inc.
735 North Pastoria
Sunnyvale, CA 94085
(408) 720-9002
Fax: (408) 720-9013

If to Lake Region:	Attention: John Harris

Accellent Inc.
d/b/a Lake Region Medical
340 Lake Hazeltine Drive
Chaska, Minnesota 55318 USA
17.    COMPLETE AGREEMENT AND MODIFICATION
This Agreement contains the complete agreement between the parties relating to the Product(s) and there are no other promises, representations, inducements, terms or conditions, except as herein provided. This Agreement supersedes and terminates all prior agreements, whether oral or written, relating to the Product(s, and any actual or alleged promises, representations, inducements, terms, conditions or agreements relating to the Product(s) which are not expressly made a part of this Agreement are invalid, void and unenforceable. This Agreement may be modified only by written agreement signed by duly authorized officers of each party.
SILK ROAD MEDICAL

By:	/s/ Richard M. Ruedy
(Signature)
Richard M. Ruedy
(Printed Name)
Its:	Exec. VP, RA/CA/QA
(Position/Title)
Dated:	May 4, 2015

ACCELLENT, INC.
D/B/A LAKE REGION MEDICAL

By:	/s/ Jim Klosterman
(Signature)
Jim Klosterman
(Printed Name)
Its:	Sr. Director, Quality and Regulatory
(Position/Title)
Dated:	May 4, 2015

Exhibit A

Lake Region part number	Lake Region part name	Silk Road Medical part number	Silk Road Medical part name
MOD 1204-000- 211	Rapidwire Plus ST 95-014	CS 116876	ENROUTE .014” Guidewire